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                                                                   EXHIBIT 99.1

               STERIS REPORTS RECORD FISCAL FIRST QUARTER RESULTS;
                          ANNOUNCES 2-FOR-1 STOCK SPLIT

Mentor, Ohio, July 28--STERIS Corporation (Nasdaq: STRL - news) today announced record first quarter revenues, net income, and net income per share in its fiscal 1999 first quarter ended June 30, 1998. Additionally, the Company announced the approval by its Board of Directors of a 2-for-1 stock splint by means of a 100% stock dividend on STERIS common share. The stock split will be effective on August 24, 1998, to shareholders of record on August 10, 1998.

Net income for the fiscal 1999 first quarter was $14.3 million, an increase of 22% from $11.7 million in the prior year fiscal first quarter. Diluted earnings per share were $0.41, a 21% increase from $0.34 in the year earlier first quarter. Basic earnings per share were $0.42 compared $0.35 in the same period last year. The fiscal first quarter earnings per share were calculated without the effect of the upcoming stock split.

Net revenues for the fiscal quarter were $173.8 million, an increase of 12% from $155.1 million report in the first quarter of fiscal 1998. Strength in the Infection Prevention (+16%), Scientific (+19%), and Management Services (+47%) revenue categories was somewhat offset by quarterly softness in Surgical Support (-13%). Recurring revenues from consumables and services were 56% of total sales for the quarter.

Commenting on the results of the fiscal first quarter, Bill R. Sanford, STERIS's Chairman, President, and CEO stated, "The first quarter results were a good start to our 1999 fiscal year. The benefits of our systems selling approach were clearly demonstrated by the mix of 44% of revenues from capital equipment sales and 56% from recurring consumables and services. The sales mix and manufacturing efficiencies contributed to the gross margin of 46.8%, an improvement of 370 basis points from 43.1% in the prior year first quarter. Operating income increased 30% from last year's fiscal first quarter.

Mr. Sanford continued, "An important STERIS objective is to have a strong recurring revenue base that will offset quarter-to-quarter capital sales fluctuations. For example, sales of consumables and services in all of our revenue categories grew nicely during the quarter. To a large degree, this business is captive and predictable with a relatively smooth sales curve. Conversely, much of the Surgical Support revenue category, which includes surgical tables, surgical lights, and other ceiling mounted operating room equipment, is project related. First quarter capital equipment sales in this category were lower than the previous quarter because of the timing of the completion of projects. Our Systems Group is currently very busy with capital projects that will result in sales later in the year.

Mr. Sanford added, "We were pleased with the growth in the Infection Prevention revenue category which makes up over half of our total business. The special emphasis programs in our Scientific and Management Services categories are also producing good results. STERIS's fiscal first quarter is historically full of distractions with major national conventions, annual sales meetings, sales territory alignments, and sales training programs, all necessary to position the Company for continued growth throughout the year. The business activities were effectively

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handled while building on our positive sales momentum, particularly in North
America. We did experience weakness in the Asian healthcare market with sales down approximately $3 million from the prior year first quarter. Our Asian business is relatively small and, therefore, we have minimal risk in the region. Conversely, we see the current Asian situation as an opportunity to expand our presence as some competitors pull back."

Mr. Sanford concluded, "STERIS's Annual Meeting of Shareholders was held last week. We are appreciative of the support of our Shareholders in electing the Director nominees and approving all ballot proposals. The approval of an increase in the number of authorized shares enables the Directors to take action following the Shareholders Meeting to authorize the 2-for-1 stock split that had been requested by a large number of Shareholders. The Shareholders Meeting was well attended and upbeat, consistent with management's enthusiasm for the ongoing prospects for the Company."

STERIS Corporation is a leading provider of infection prevention, contamination prevention, microbial reduction, and surgical support systems, products, services, and technologies to healthcare, scientific, research, food, and industrial Customers throughout the world. The Company has over 4,500 Associates (employees) worldwide, including more than 1,700 direct sales, service, and field support personnel. Customer Support facilities are located in major global market centers with manufacturing operations in the United States, Canada, Germany, and Finland.

This press release contains statements concerning certain trends and other forward-looking information affecting or relating to the Company and its industry that are intended to qualify for the protections afforded "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. There are many important factors that could cause actual results to differ materially from those in the forward-looking statements. Many of these factors are outside STERIS's control. Changes in market conditions, including competitive factors and changes in government regulations, could cause actual results to differ materially from the Company's expectations. No assurance can be provided as to any future financial results. Other potentially negative factors that could cause actual results to differ materially from those in the forward-looking statements include (a) the possibility that the continuing integration of acquired businesses will take longer than anticipated, (b) the potential for increased pressure on pricing that leads to erosion in profit margins, (c) the possibility that market demand will develop for new technologies, products, and applications, (d) the potential effects of fluctuations in foreign currencies, and (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company's product.






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               -             STERIS Corporation
               -             Statements of Operations
               -             (In Thousands, Except Per Share Amounts)



                                                                            Three Months Ended
                                                                                  June 30
                                                                          1998              1997

Net revenues                                                          $ 173,775           $ 155,134
     Cost of goods and services sold                                     92,461              88,300
     Gross profit                                                        81,314              66,834

     Costs and expenses:
     Selling, informational, and administrative                          49,531              41,143
     Research and development                                             6,029               5,956
               Total                                                     55,560              47,099

Income from operations                                                   25,754              19,735
     Other income (expense)                                              (2,239)               (462)
Income before taxes                                                      23,515              19,273

     Income taxes                                                         9,170               7,526

     Net income                                                       $  14,345           $  11,747
Net income per share - Diluted (a)                                    $    0.41           $    0.34
Net income per share - Basic (a)                                      $    0.42           $    0.35

Weighted average number of shares (a) (b)                                35,341              34,956




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

Balance Sheets                                       June 30,            March 31,
(In Thousands)                                         1998                1998

ASSETS
Current assets                                       $350,735            $344,332
Property, plant, and equipment, net                   210,250             205,292
Other assets                                          183,048             182,701
TOTAL                                                $744,033            $732,325

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                  $163,737            $169,654
Other liabilities                                     203,742             203,719
Shareholders' equity                                  376,554             358,952
TOTAL                                                $744,033            $732,325

(a) Net income per common share and the weighted average number of common shares has not been adjusted to reflect a 2-for-1 stock split that will be effective on August 24, 1998, to shareholders of record on August 10, 1998.

(b) The weighted average number of common shares used in calculating net income per share includes weighted average shares outstanding and the effects of potentially dilutive securities (stock options). The weighted average number of common shares has not been adjusted to reflect a 2-for-1 stock split that will be effective on August 24, 1998.








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